UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2014

The Sherwin-Williams Company

(Exact Name of Registrant as Specified in Charter)

Ohio	1-04851	34-0526850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 West Prospect Avenue Cleveland, Ohio	44115
(Address of Principal Executive Offices)	(Zip Code)

(216) 566-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

As previously announced, The Sherwin-Williams Company (the “Company”) and Sherwin-Williams (Caribbean) N.V., a wholly owned subsidiary of the Company, entered into a definitive Stock Purchase Agreement (the “Original Purchase Agreement”) on November 9, 2012 with Avisep, S.A. de C.V. (“Avisep”) and Bevisep, S.A. de C. V. (“Bevisep”) to purchase all of the issued and outstanding shares of Consorcio Comex, S.A. de C.V. (“Consorcio Comex”) and Conaxe, S. A. de C. V. (together, “Comex”) (the “Acquisition”). On September 16, 2013, the Company entered into a new definitive Stock Purchase Agreement, among the Company, SWC Acquisition Corp., Consorcio Comex, Avisep and Bevisep, and completed the acquisition of Comex’s U.S./Canada business and amended and restated the Original Purchase Agreement (the “Amended and Restated Purchase Agreement”). Among other things, the Amended and Restated Purchase Agreement revised the Original Purchase Agreement to extend the exclusivity period to March 31, 2014. Under the terms of the Amended and Restated Purchase Agreement, either the Company or Avisep and Bevisep may terminate the Amended and Restated Purchase Agreement in the event that the closing of the Acquisition did not occur on or prior to March 31, 2014 and such party is not in material breach of the Amended and Restated Purchase Agreement.

On April 3, 2014, pursuant to its right to terminate the Amended and Restated Purchase Agreement, the Company sent notice via overnight mail to Avisep and Bevisep that it was terminating the Amended and Restated Purchase Agreement, effective immediately.

Item 8.01. Other Events.

On April 1, 2014, Avisep and Bevisep sent notice to the Company of their belief that the Company breached the Amended and Restated Purchase Agreement by not using commercially reasonable efforts as required under the Amended and Restated Purchase Agreement. The Company disputes this claim and, on April 3, 2014, filed a complaint for a declaratory judgment with the Supreme Court of the State of New York, New York County, that the Company did not breach its obligations to use such commercially reasonable efforts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SHERWIN-WILLIAMS COMPANY

April 7, 2014	By:	/s/ Catherine M. Kilbane
Catherine M. Kilbane
Senior Vice President, General Counsel and Secretary